Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-149138) on Form S-8 of Masimo Corporation of our report dated June 29, 2010, relating to our audit of the Masimo Corporation Retirement Savings Plan financial statements as of December 31, 2009 and each of the two years then ended appearing in this Annual Report on Form 11-K of Masimo Corporation for the year ended December 31, 2010.

/s/    McGladrey & Pullen, LLP

Irvine, California

June 29, 2011